Exhibit 99.1

February 24, 2012

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 23 cents per share, up from 22 cents for the previous quarter. This payment will be made March 30 to shareholders of record March 20, 2012.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore, and Winchester. It ranks 16th in size among the 178 banks headquartered in the Commonwealth of Kentucky. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson
          Chief Financial Officer